Exhibit 99.1

Union Pacific’s Science-based Targets Reducing Emissions Approved

FOR IMMEDIATE RELEASE

OMAHA, Neb., Feb. 10, 2021 – Union Pacific today announced it received approval of its science-based targets determining how much and how quickly the company will reduce greenhouse gas emissions (GHG).

The Science Based Targets initiative (SBTi) approved the targets to reduce absolute scope 1 and 2 GHG emissions from its operations 26% by 2030 against a 2018 baseline.

“As the world seeks to improve environmental sustainability, it’s critical for businesses to take action,” said Chairman, President and CEO Lance Fritz. “Although we move freight in an environmentally responsible way, we will not be complacent about our operations’ impact. We’re proud to solidify our commitment through actions that also will enable our customers to reduce their carbon footprint and protect the environment.”

SBTi independently assesses corporate emissions reduction targets in line with what climate scientists say is needed to meet the Paris Agreement goals – limiting global warming to well below 2°C above pre-industrial levels.

While Union Pacific works to further reduce its environmental footprint, it is important to note railroads already are one of the most fuel efficient means of transportation. Moving freight by rail instead of truck reduces GHG emissions by up to 75%. On average, Union Pacific moves a ton of freight 454 miles on a single gallon of diesel fuel.

“Committing to achieve our SBTi targets is just one piece of our railroad’s overall Environmental, Social and Governance (ESG) strategy,” said Chief Human Resource Officer Beth Whited. “Built on four areas of concentration – Engaging Employees, Sustainable Solutions, Protecting the Environment and Strengthening Communities – our ESG strategy addresses the evolving needs of our stakeholder groups over the next decade and is more inclusive of the overall impact we can have.”

Learn more about how Union Pacific is building a sustainable future in the company’s Building America Report.

ABOUT UNION PACIFIC

Union Pacific (NYSE: UNP) delivers the goods families and businesses use every day with safe, reliable and efficient service. Operating in 23 western states, the company connects its customers and communities to the global economy. Trains are the most environmentally responsible way to move freight, helping Union Pacific protect future generations. More information about Union Pacific is available at .

Union Pacific Media Contact: Tim McMahan at 402-544-4286 or tsmcmaha@up.com

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